Exhibit 10.27
AWARD
NOTICE OF RESTRICTED STOCK AWARD
GRANTED PURSUANT TO THE
TRANSCAT, INC.
2003 INCENTIVE PLAN
     Grantee:
     Number of Shares Awarded:
     Date of Grant:
     1. Grant of Restricted Stock Award. This Award Notice serves to notify you that the Board of Directors of Transcat, Inc., an Ohio corporation (the “Company”) has granted to you, under the Company’s 2003 Incentive Plan (the “Plan”), a restricted stock award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, of the number of shares of its Common Stock, $0.50 par value per share (the “Common Stock”) set forth above (the “Award Shares”). The Plan is incorporated herein by reference and made a part of this Award Notice. Capitalized terms not defined herein have the respective meanings set forth in the Plan.
     2. Performance Criteria and Vesting. Shares awarded will vest three years from the award date, or the date fiscal year [                    ] operating results are released publically, whichever is later; and, based upon achievement of the following performance criteria:

Cumulative fully diluted EPS
For the three years ending	% of Awarded Shares
FY [ ]	that vest
$125%
$100%
$75%
$50%
No shares will vest or be awarded for performance below 50%, and therefore will expire. Performance above 100% and up to 125% will be prorated; however the 50%, 75% and 100% levels are thresholds that must be achieved.
Grantee must be an employee on the vesting date, as defined above, unless grantee retires after Fiscal [                    ] year end but before FY [                    ] earnings are released, subject to achievement of the performance criteria, or unless the terms of this award stipulate alternative conditions.
     3. Issuance of Shares. The Company will issue and deliver a certificate representing the Award Shares as promptly as practicable following the achievement of the vesting and performance criteria (see Section 2.). You understand that the Company will, and you hereby authorize the Company to, issue such instructions to its transfer agent as the Company may deem necessary or proper to comply with the intent and the purposes of this Award Notice.
     4. Restrictions on Transfer of Shares. The sale or other transfer of the Award Shares shall be subject to applicable laws and regulations under the Securities Act of 1933, as amended. You agree that the Award Shares are not to be sold or otherwise transferred in any manner that would constitute a violation of any applicable federal or state securities laws or any rules, regulations or policies of the Company. You also agree (a) that the certificates representing the Award Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws; (b) that the Company may refuse to register the transfer of the Award Shares on the stock transfer records of the Company if, in the opinion of counsel satisfactory to the

Company, such transfer would constitute a violation of any applicable securities law, and (c) that the Company may give related instructions to its transfer agent, if any, to stop registration of such Award Shares.
     5. Change in Control. Upon a Change in Control of the Company, the provisions of Section 10.3 of the Plan shall automatically and immediately become operative with respect to the Award.
     6. Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the Award Shares upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or issuance of certificate(s) for Common Stock hereunder, such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
     7. Plan Controls. The Award is subject to all of the provisions of the Plan, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.
     8. Taxes. You are responsible for any and all federal, state and local taxes (other than stock transfer or issuance taxes) arising as a result of the issuance of the Award Shares to you pursuant to this Award or any subsequent sale of the Award Shares by you. The Company agrees to pay you, in the final pay period of the calendar year in which the Award Shares vest and performance criteria is achieved or such earlier time in the event of a Change in Control, the amount necessary for you to pay the federal and, if applicable, state income taxes on the income recognized by you as a result of the grant and vesting of the Award Shares. Such amount shall be determined by applying the applicable tax rates, as determined by the Company, to your earned income from Transcat in such calendar year. If you make the election authorized by Section 83(b) of the Code with respect to this Award, you agree to submit to the Company a copy of the statement that you file to make such election.
ACKNOWLEDGEMENT
     The undersigned Grantee acknowledges receipt of, and understands and agrees to, this Award Notice and the Plan. The Grantee further acknowledges that as of the date of grant, this Award Notice and the Plan set forth the entire understanding between the Grantee and the Company regarding the acquisition of Common Stock and supercede all prior oral and written agreements on that subject, with the exception of any stock option awards under the Plan made to the Grantee contemporaneously with this Award.

Date:

Transcat, Inc.

By:

Grantee: